Exhibit 10.0
August 28, 2006
Mr. Elliott Wiener
Levitt and Sons, LLC
7777 Glades Road
Suite 410
Boca Raton, Florida 33434.4198
Dear Elliott:
     Below please find the details of your future employment relationship with Levitt and Sons, LLC (the “Company”), including the terms of your salary and benefits continuation. When executed by you and returned to the Company this letter will be presented to the Compensation Committee of Levitt Corporation for its approval. If the Compensation Committee of Levitt Corporation approves this letter then this letter shall thereupon become effective as an amendment to your employment agreement with the Company dated July 19, 2001 (the “Employment Agreement”), and from and after the date of such approval this letter and the Employment Agreement shall constitute the entire agreement between the Company and you concerning your employment relationship. If the Compensation Committee of Levitt Corporation does not approve this letter then it and all of its provisions shall be null and void and of no force or effect, but the Employment Agreement shall remain in full force and effect in accordance with its terms. Subject to the approval of the Compensation Committee of Levitt Corporation:
     1. Base Salary; Incentive Compensation. Your base salary will be increased to $600,000 per year, paid via regular semi-monthly payroll installments, less applicable taxes, withholdings and authorized deductions, effective as of and retroactive to January 1, 2006. Your annual incentive plan in accordance with the provisions of Section 3(b) of the Employment Agreement and the Performance-Based Annual Incentive Plan is currently 3% of the Company’s pre-tax earnings, assuming the achievement on an annual basis of at least 15% after-tax return on equity. This incentive plan is subject to change from time to time, as and to the extent determined by mutual agreement between you and the Company in accordance with the provisions of Section 3(b) of the Employment Agreement. Any incentive payment to which you are entitled will be paid in cash no later than March 15th of the year following the year to which the bonus relates.
     2. Status of Existing Employment Agreement. Except as amended by this letter, the Employment Agreement shall remain in full force and effect. The term of the Employment Agreement is extended through and including, and will now expire on, December 31, 2008. The automatic renewal provision provided in Section 2 of the Employment Agreement is hereby terminated and of no further force and effect. During the period through December 31, 2008 (or such earlier date as provided in the following paragraph), you will continue to perform your duties as provided in Section 5 of the Employment Agreement.
     3. Chairman Emeritus Service. After December 31, 2008 (or at any time prior to January 1, 2009 as you may elect by written notice to the Company, or as the Company may elect by written notice to you in the event of your Disability (as defined below)), you will serve as Chairman Emeritus (“CE”) of the Company for a period of five (5) years after the date on which you become CE. During this time, your duties will be commensurate with that of a CE and your prior position. The Company and you acknowledge that, depending upon several factors that are unknown at this time, your change in status to CE may be required to be treated as a “separation from service” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”) but only for purposes of 409A and not other purposes. You and the Company will evaluate compliance with Section 409A as appropriate when you begin service as CE.
     4. Payment For CE Service. As CE and subject to the limitations of the following paragraph, you will continue as an employee of the Company and be entitled to receive (i) your base salary in the amount of $600,000 per year, paid via regular semi-monthly payroll installments, less applicable taxes, withholdings and authorized deductions, and (ii) coverage under then-current benefit programs on the same basis as the benefit programs offered to other employees of Levitt Corporation or its subsidiaries, for so long as you otherwise remain eligible for coverage under those benefit programs. Options that were granted to you previously will continue to vest as scheduled as outlined in the applicable plan document.
     5. Tax Compliance Delay. If you are deemed to be a “specified employee” (within the meaning of Section 409A) at the time of the change in your service status with the Company to CE, the payment of your base salary will accrue (but not be currently paid) for a period of six (6) months following such change in service status (the “409A Delay Period”). Upon the expiration of the 409A Delay Period, payment of your base salary will recommence in the same manner and on the same basis as in effect immediately prior to your change in service status, and you will be entitled to an immediate lump-sum payment equal to six (6) months’ of your base salary, less applicable taxes and withholdings and authorized deductions. In addition, any benefits which are treated as nonqualified deferred compensation under Section 409A shall be provided to you during the 409A Delay Period only to the extent that you pay the full cost for such benefits during the 409A Delay Period. At the end of the 409A Delay Period, the Company shall promptly reimburse you for such paid costs. You shall not be entitled to any interest on or in respect of any amounts of base salary accrued for your benefit during the 409A Delay Period or any costs advanced by you for benefits during the 409A Delay Period.
     6. Disability; Death. You shall be deemed “Disabled” if you satisfy the conditions for “disability” specified in section 6(a) of your Employment Agreement. If you die before or after your change in status to CE, in addition to the amounts, if any, otherwise due under the Employment Agreement, the remainder of the five (5) year Base Salary shall be paid to your estate via regular semi-monthly payroll installments, less applicable taxes, withholdings and authorized deductions, in accordance with the Company’s usual payroll procedures. Any amounts otherwise due under the Employment Agreement (other than any incentive amount due under Section 3(b) of the Employment Agreement) will be paid to your estate in a lump sum as provided in the Employment Agreement. If your death occurs before payment of any incentive amount due under Section 3(b) of the Employment Agreement, your estate also will receive the incentive amount for the previous fiscal year in a lump sum payment as provided below. The Company will pay any lump sum amount due under this paragraph within thirty days after your death, assuming a personal representative for your estate has been appointed by that date or, if not, as soon as reasonably practicable after the Company receives a certified copy of the applicable Order of the Court appointing such personal representative. The Company will pay any incentive payments due under Section 3(b) of the Employment Agreement in a lump sum no later than March 15th of the year following the year to which the bonus relates, assuming a personal representative for your estate has been appointed by that date or, if not, as soon as reasonably practicable after the Company receives a certified copy of the applicable Order of the Court appointing such personal representative.
     7. Benefits Matters.
          a. Your contribution to the costs of the medical and the dental plans that you may elect from time to time shall be made on a pre-tax basis and will continue at the same rate as all employees of Levitt Corporation and its subsidiaries, subject to the limitations imposed by Section 409A as described above. Life and Accidental Death and Dismemberment coverage, plus Long Term Disability coverage, shall be provided at no cost as part of, and on the same general terms as, the Levitt Corporation benefit program. These insurance coverages do have a reduction schedule for all employees. For example, the basic life and accidental death and dismemberment coverage was reduced by 50% when you reached age seventy (70). In addition, you will continue to be covered under the Guardian and Union insurance programs according to the coverage terms provided to you as an employee of Levitt Corporation.
          b. Subject to the foregoing provisions, applicable law, and the terms of such plans as they may exist from time to time, during the term of the Employment Agreement and your term as CE you will continue to be eligible to participate in the Levitt Corporation flexible benefit program available to employees of Levitt Corporation and its subsidiaries as well as the Levitt Corporation Security Plus Plan, for so long as you otherwise remain eligible for coverage under those benefit plans.
     8. Restricted Activities.
          a. You continue to be bound by the terms of the agreement between you and the Company that you executed January 28, 2004, which agreement applies during your employment, including your service as CE, and thereafter as provided in that agreement.
          b. Further, and without limiting the generality of the foregoing, you agree that you will not, at any time during the six (6) months following the termination of your employment (whether before or after the date on which you first serve as CE) (the “Termination Date”), directly or indirectly, whether as an a principal, joint venturer, officer, director, proprietor, employer, partner, independent contractor, investor (other than as a holder solely as an investment of less than 2% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, broker, facilitator, agent or otherwise acquire (other than by will or by the laws of descent and distribution or pursuant to a “qualified domestic relations order” as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder), offer to acquire, agree to acquire, offer for sale, agree to sell, sell, offer for lease or lease any (a) real property or improvement to any real property that is within ten (10) miles of any Company real property; (b) real property or improvement to any real property on which the Company is negotiating for purchase, sale or lease, or (c) any real property or improvement to real property on which, at any time during the 180-day period prior to the Termination Date, the Company has engaged in discussions or negotiation for purchase sale or lease, irrespective of whether the Company’s negotiation resulted in a transaction, contract, letter of intent, or memorandum of understanding as of or prior to the Termination Date.
     I would like to personally thank you for everything you’ve done to ensure Levitt’s success, and I look forward to working closely with you to accomplish our vision of Levitt becoming a National Homebuilder.

Sincerely, Levitt and Sons, LLC
By:	/s/ Alan B. Levan
	Name:	Alan B. Levan
	Title:	Chairman

Accepted and agreed to:
/s/ Elliott M. Wiener
Elliott M. Wiener
8/17/06
Date

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